Exhibit 99.1

SiTime Reports Second Quarter 2021 Financial Results

SANTA CLARA, Calif., August 4, 2021 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the second quarter ended June 30, 2021.

Net revenue in the second quarter of 2021 was $44.5 million, a 107.2% increase from the $21.5 million in the second quarter of 2020 and a 25.2% increase from the $35.5 million in the first quarter of 2021.

Generally Accepted Accounting Principles (GAAP) Results

In the second quarter of 2021 gross margins were $26.8 million, or 60.3% of revenue, operating expenses were $24.8 million, or 55.6% of revenue, GAAP income from operations was $2.1 million, or 4.7% of revenue and net income was $2.0 million, or $0.10 per diluted share.

Total cash and cash equivalents were $253.5 million on June 30, 2021.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

In the second quarter of 2021, non-GAAP gross margins were $27.3 million, or 61.3% of revenue, non-GAAP operating expenses were $17.6 million, or 39.6% of revenue, non-GAAP income from operations was $9.7 million, or 21.7% of revenue and non-GAAP net income was $9.6 million, or $0.46 per diluted share.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

Conference Call

SiTime will broadcast its second quarter of 2021 financial results conference call today, August 4, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 9949706. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	June 30, 2021	March 31, 2021
	(in thousands, except per share data)
Revenue	$44,496	$35,542
Cost of revenue	17,669	16,725
Gross profit	26,827	18,817
Operating expenses:
Research and development	12,067	11,180
Sales, general and administrative	12,686	11,123
Total operating expenses	24,753	22,303
Income (loss) from operations	2,074	(3,486)
Other expense, net	(28)	(39)
Income (loss) before income taxes	2,046	(3,525)
Income tax expense	(23)	(40)
Net income (loss)	$2,023	$(3,565)
Net income (loss) income attributable to common stockholder and comprehensive income (loss)	$2,023	$(3,565)
Net income (loss) per share attributable to common stockholder, basic	$0.11	$(0.20)
Weighted-average shares used to compute basic net income (loss) per share	18,942	17,868
Net income (loss) per share attributable to common stockholder, diluted	$0.10	$(0.20)
Weighted-average shares used to compute diluted net income (loss) per share	20,893	17,868

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	June 30, 2021	March 31, 2021
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$44,496	$35,542
GAAP gross profit	26,827	18,817
GAAP gross margin	60.3%	52.9%
Stock-based compensation	461	402
Non-GAAP gross profit	$27,288	$19,219
Non-GAAP gross margin	61.3%	54.1%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	12,067	11,180
Stock-based compensation	(2,967)	(2,998)
Non-GAAP research and development expenses	$9,100	$8,182

GAAP sales, general and administrative expenses	12,686	11,123
Stock-based compensation	(4,173)	(4,000)
Non-GAAP sales, general and administrative expenses	$8,513	$7,123
Total Non-GAAP operating expenses	$17,613	$15,305

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations
GAAP income (loss) from operations	$2,074	$(3,486)
Stock-based compensation	7,601	7,400
Non-GAAP income from operations	$9,675	$3,914
Non-GAAP income from operations as a percentage of revenue	21.7%	11.0%

Reconciliation of GAAP net income (loss) to non-GAAP net income
GAAP net income (loss)	$2,023	$(3,565)
Stock-based compensation	7,601	7,400
Non-GAAP net income	$9,624	$3,835
Weighted-average shares used to compute diluted net income per share	20,893	20,070

GAAP net income (loss) per share diluted	$0.10	$(0.20)
Non-GAAP adjustments detailed above	0.36	0.39
Non-GAAP net income per share diluted	$0.46	$0.19

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	June 30, 2021	March 31, 2021
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$253,538	$256,952
Accounts receivable, net	25,270	22,214
Related party accounts receivable	2,411	976
Inventories	18,494	14,980
Prepaid expenses and other current assets	2,844	2,577
Total current assets	302,557	297,699
Property and equipment, net	20,772	14,927
Intangible assets, net	2,475	2,558
Right-of-use assets, net	8,417	8,730
Other assets	162	162
Total assets	$334,383	$324,076
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$9,932	$9,024
Accrued expenses and other current liabilities	13,807	12,716
Total current liabilities	23,739	21,740
Lease liabilities	6,718	7,067
Total liabilities	30,457	28,807
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	368,862	362,228
Accumulated deficit	(64,938)	(66,961)
Total stockholders’ equity	303,926	295,269
Total liabilities and stockholders’ equity	$334,383	$324,076

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com